Exhibit 99.1

Consumers Bancorp, Inc. Reports

First Fiscal Quarter 2007 Results

Minerva, Ohio—October 17, 2006 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported first fiscal quarter earnings per share of $0.18 compared to $0.09 for the previous quarter ended June 30, 2006 and compared to $0.18 for the same period ended September 30, 2005. Net income for the first quarter of 2007 was $380 thousand, an increase of $193 thousand from the previous quarter ended June 30, 2006 and a $2 thousand increase from the same quarter in 2006. Return on average assets (ROA) and return on average equity (ROE) for the first fiscal quarter of 2007 were 0.75% and 7.78%, respectively. This compares to ROA of 0.76% and ROE of 7.74% for the first fiscal quarter of 2006.

Interest income for the first fiscal quarter of 2007 increased $331 thousand and interest expense increased $341 thousand over first quarter results for the same period last year. The net interest margin remained constant at 4.62% for the quarter ended September 30, 2006 compared with the previous quarter ended June 30, 2006 and declined by 11 basis points from the same period last year. The Corporation’s yield on average interest-earning assets increased to 6.62% for the three months ended September 30, 2006 from 6.05% for the same period last year. The Corporation’s cost of funds increased from 1.72% for the three months ended September 30, 2005 to 2.65% for the three months ended September 30, 2006.

Steven L. Muckley, President and Chief Executive Officer, stated “We are encouraged by the results of the first quarter, especially our strong net interest margin which remains among the highest of Ohio bank institutions mainly due to the Corporation’s low cost of funds. Growth in loans and deposits has been difficult due to the current competitive rate environment. The Corporation is beginning to see the results of its strategic planning initiatives related to operating efficiencies, and the alternative investment program is continuing to gain momentum as evidenced by its contribution to other income in the first quarter. We are also excited about our new personal checking account product line-up that was recently introduced and is expected to further enhance fee income.”

Other income was $560 thousand for the first fiscal quarter of 2007 compared with $580 for both the previous quarter ended June 30, 2006 and for the same period last year. Within other income, alternative investment income increased by $52 thousand, which is income from investment banking, advisory, brokerage, and underwriting. Also, within other income a loss of $24 thousand was recognized in the first fiscal quarter of 2007 from the sale of other assets acquired through loan foreclosure compared with a gain of $13 thousand for the same period last year.

Other expenses decreased $150 thousand, or 7.0%, for the first fiscal quarter of 2007 from the same period last year. Other expenses decreased mainly due to lower marketing, telephone and collection expenses.

Assets at September 30, 2006 totaled $201.4 million, a decrease of $2.2 million from June 30, 2006 and an increase of $3.2 million from September 30, 2005. Available-for-sale securities increased by $2.6 million from June 30, 2006 and by $6.6 million from September 30, 2005. During the three month period of June 30, 2006 to September 30, 2006, total loans decreased by $3.5 million and deposits decreased $1.1 million. During the twelve month period of September 30, 2005 to September 30, 2006, total loans decreased by $3.5 million and deposits increased by $4.9 million.

Non-performing assets were $3.4 million at September 30, 2006, compared with $3.9 million at June 30, 2006 and $2.7 million at September 30, 2005. Included in the September 30, 2006 and June 30, 2006 non-performing assets was a $1.8 million loan relationship that is secured by two multi-family rental unit loans. These properties are in the process of foreclosure and have been specifically reserved for within the allowance for loan losses.

In June 2006, the Board of Directors authorized a share repurchase program for up to 75,000 shares that can be repurchased through June 2007. As part of this repurchase program, 30,250 shares were repurchased during the first fiscal quarter of 2007.

The Board of Directors of Consumers Bancorp, Inc., declared a $0.07 per share cash dividend for shareholders of record on October 31, 2006 that will be paid on December 13, 2006.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern Ohio. Information about Consumers National Bank can be accessed on the Internet at http:\\www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors.

Contact: Steven L. Muckley, President & Chief Executive Officer 1-330-868-7701 extension 140.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

September 30, 2006

(Dollars in thousands, except per share data)

	Three Month Periods Ended
	September 30, 2006	June 30, 2006	September 30, 2005
EARNINGS:
Net interest income	$2,099	$2,083	$2,109
Provision for loan losses	171	416	42
Other income	560	580	580
Other expenses	2,003	2,047	2,153
Income tax expense	105	13	116
Net income	380	187	378

Net income per share –
Basic	$0.18	$0.09	$0.18

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.75%	0.37%	0.76%
Return on average equity	7.78	3.88	7.74
Net interest margin (fully tax equivalent)	4.62	4.62	4.73

MARKET DATA:
Book value/common share	$9.38	$8.92	$8.98
Market close, bid	$12.50	$13.20	$16.75
Period end common shares	2,110,184	2,140,434	2,143,444
Average equity: avg. assets	9.61%	9.64%	9.83%
Average common shares	2,137,207	2,140,434	2,143,444

ASSET QUALITY:
Net charge-offs	$18	$368	$140
Non-performing assets	3,406	3,947	2,662
Allowance for loan losses (ALLL)	1,710	1,557	1,425
Net charge-offs to Total Loans (Annualized)	0.05%	0.99%	0.38%
ALLL to Total Loans	1.18%	1.05%	0.96%

ENDING BALANCES:
Assets	$201,383	$203,550	$198,175
Deposits	166,249	167,308	161,360
Loans, net	142,951	146,445	146,519
Securities, available-for-sale	40,113	37,470	33,487
Federal Home Loan Bank borrowings	9,256	10,790	10,753
Shareholders’ Equity	19,804	19,102	19,252